Financial Engines Appoints David Yoffie to the Board of Directors
Distinguished Business Strategy Professor Joins Board of Financial Services Veterans,
Silicon Valley Leaders, Noted Academics and Policy Makers

PALO ALTO, Calif – June 16, 2011 – Financial Engines (NASDAQ: FNGN) today announced the appointment of Dr. David Yoffie to its Board of Directors effective June 15, 2011. Dr. Yoffie will serve on the Nominating and Corporate Governance Committee.

“I’m thrilled and honored to be joining the Board of Directors,” said David Yoffie. “It is a very exciting time for Financial Engines, and I look forward to helping the Company deliver on its vision of providing Americans with the professional retirement help they need and deserve, regardless of their wealth or investment experience.”

Dr. Yoffie is currently the Max and Doris Starr Professor of International Business Administration at Harvard Business School, where he has taught since 1981. He also serves as Senior Associate Dean and Chair of Executive Education. Dr. Yoffie served as Chairman of the Harvard Business School Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, and has chaired Harvard’s Young Presidents’ Organization since 2004. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the board of directors of Intel Corporation, the U.S. National Bureau of Economic Research and of Mindtree, Ltd., and has served as a member of the board of directors of Charles Schwab Corporation.

“We are very pleased to welcome David to our Board of Directors,” said Jeff Maggioncalda, president and CEO of Financial Engines. “As a leading thinker applying business strategy to financial services, David brings to the Board significant experience and knowledge of competitive strategy and technology.”

About Financial Engines
Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Cofounded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www. financialengines. com.

Contacts:
Investor Relations
IR@financialengines.com
(650) 565-7740

Media Relations
PRTeam@financialengines.com
(650) 565-7799

Financial Engines® and Retirement Help for Life ® are registered trademarks or service marks of Financial Engines, Inc. Advisory services provided by Financial Engines Advisors L.L.C., a federally registered investment advisor and wholly owned subsidiary of Financial Engines, Inc.  Financial Engines does not guarantee future results.